SIFCO Industries, Inc. (“SIFCO”) Announces
Third Quarter Fiscal 2014 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its third quarter of fiscal year 2014, which ended June 30, 2014.
Third Quarter

•	Net sales from continuing operations in third quarter fiscal 2014 increased 8.1% to $31.0 million, compared to $28.7 million in third quarter fiscal 2013.

•	Income from continuing operations before income taxes in third quarter fiscal 2014 was $2.6 million compared to $4.2 million in third quarter fiscal 2013.

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Net income from continuing operations for third quarter fiscal 2014 was $2.0 million, or $0.37 per diluted share, compared with net income of $2.9 million, or $0.53 per diluted share in third quarter fiscal 2013.

First Nine Months

•	Net sales from continuing operations increased 3.1% in the first nine months of fiscal 2014 to $86.7 million, compared to $84.1 million in the comparable period in fiscal 2013.

•	Income from continuing operations before income taxes in the first nine months of fiscal 2014 was $6.6 million compared to $8.5 million in the comparable period in fiscal 2013.

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Net income from continuing operations in the first nine months of fiscal 2014 was $4.6 million, or $0.86 per diluted share, compared with net income of $5.8 million, or $1.08 per diluted share in the comparable period in fiscal 2013.

CEO Michael S. Lipscomb stated, "SIFCO’s year-over-year sales from its continuing operations reflect sustained growth in its aerospace component sales and a recovery in its energy component sales during the quarter. We foresee strong aerospace sales volume and even though we see looming problems with long term volume in energy, we see continuing recovery in the energy markets during the remainder of fiscal 2014. SIFCO is well positioned for sales growth for the remaining quarter in fiscal 2014.”

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2013 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production and sale of a variety of metal working services and products produced primarily to the specific design requirements of its customers. The services include forging, heat-treating, coating welding, machining and selective plating. The products include forged components (both conventional and precision), machined forged parts, other machined metal components as well as turbine engine component repairs. The Company’s operations were conducted in three business segments during fiscal 2013: (i) SIFCO Forged Components, continuing into fiscal 2014; (ii) Turbine Component Services and Repair ("Repair Group"), discontinued in fiscal 2013; and (iii) Applied Surface Concepts ("ASC"), divested in fiscal 2013. Due to the divestiture and discontinuation of the two segments in fiscal 2013, management now evaluates the Company as a single reporting segment in the Aerospace and Energy ("A&E") industries.

Third Quarter Ended June 30
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Net sales	$30,999	$28,672	$86,696	$84,121
Cost of goods sold	23,842	20,959	67,665	64,637
Gross margin	7,157	7,713	19,031	19,484
Selling, general and administrative expenses	4,062	3,064	10,965	9,562
Amortization of intangible assets	545	492	1,635	1,544
Loss (gain) on disposal of operating assets	(1)	33	(3)	(89)
Operating income	2,551	4,124	6,434	8,467
Interest income	(4)	(4)	(14)	(18)
Interest expense	45	76	181	261
Foreign currency exchange (gain) loss, net	(2)	7	4	7
Other income, net	(108)	(108)	(325)	(294)
Income from continuing operations before income tax provision	2,620	4,153	6,588	8,511
Income tax provision	637	1,288	1,940	2,701
Income from continuing operations	1,983	2,865	4,648	5,810
Income (loss) from discontinued operations, net of tax	(76)	(387)	(368)	1,518
Net income	$1,907	$2,478	$4,280	$7,328
Income per share from continuing operations
Basic	$0.37	$0.53	$0.86	1.08
Diluted	$0.37	$0.53	0.86	1.08
Income (loss) per share from discontinued operations, net of tax
Basic	$(0.01)	$(0.07)	$(0.07)	0.28
Diluted	$(0.01)	$(0.07)	$(0.07)	0.28
Net income per share
Basic	$0.36	$0.46	$0.79	1.36
Diluted	$0.36	$0.46	$0.79	1.36
Weighted-average number of common shares (basic)	5,413	5,374	5,399	5,359
Weighted-average number of common shares (diluted)	5,431	5,402	5,420	5,399

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Contacts
SIFCO Industries, Inc.
Catherine M. Kramer, 216-881-8600
www.sifco.com